Exhibit 99.16
KPMG Peat Marwick LLP
1600 Market Street
Philadelphia, PA  19103-7212

                         Independent Accountants' Report

The Board of Directors
GE Capital Mortgage Services, Inc.

We have examined management's assertion about GE Capital Mortgage Services, Inc.'s (the Company's) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) for master serviced loans
(including those serviced by the Company pursuant to various pooling and servicing agreements relating to the Company's publicly rated mortgage-backed securities program) as of and for the year ended December 31, 1997 included in the accompanying management assertion. In as much as the Company does not service certain of the loans underlying the master servicing directly, our procedures relative to minimum servicing standards I.4., II.1., II.2., II.3., II.4., III.2., III.3., III.4., III.6., V.1., V.2., V.3., V.4. and VI.1., of the
USAP, with respect to those loans not serviced, involved obtaining and reading the most recently available reports from the primary servicers' independent auditors. Our opinion as expressed herein, insofar as it relates to such minimum standards performed by such primary servicers, is based solely upon the reports of the respective independent auditors. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, except for the material noncompliance with minimum servicing standard III.5., and with various minimum servicing standards noted in our reading of other independent auditors' reports as discussed above, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.

As discussed in management's assertion, the material noncompliance occurred at the Company and at the master servicer's primary servicers during the year ended December 31, 1997. With respect to minimum servicing standard III.5, for one of 10 investor reports tested, the remittance on the Company's investor report did not agree to the remittance shown on the related custodial bank statement. In addition, several reports obtained from the primary servicers' independent auditors contained exceptions, which in their opinion, the USAP required them to report, which we list on the attached Schedule of Findings.

These conditions were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 1997 consolidated financial statements, and this report does not affect our report dated January 23, 1998 on those consolidated financial statements.


                                                     /s/ KPMG Peat Marwick LLP

February 17, 1998


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                 Schedule of Findings - Primary Servicers' USAP

The following summarizes the findings from the 135 reports obtained from the primary servicers' independent auditors which disclosed exceptions or errors based on an independent review of the primary servicers' mortgage servicing operations in accordance with the Uniform Single Attestation Program (USAP) for Mortgage Bankers.

Instances of exceptions  with respect to:
     Custodial  Bank Accounts - 10 primary servicers
     Mortgage Payments - one primary servicer
     Disbursements - three primary  servicers
     Mortgagor  Loan  Accounting - three primary  servicers
     Investor  Accounting - one primary  servicer
     Delinquencies  - six primary servicers
     Insurance Policies - one primary servicer

     Where the Company is primary servicer, a separate report was issued on the review of the Company's mortgage servicing operations in accordance with the Uniform Single Attestation Program (USAP) for Mortgage Bankers and is dated February 17, 1998.

GE Capital Mortgage Services, Inc.
A unit of GE Capital Mortgage Corporation
Three Executive Campus
Cherry Hill, NJ  08002
(609) 661-6100, 800-257-7818


Except for non-compliance with minimum servicing standard III.5 described below, as of and for the year ended December 31, 1997, GE Capital Mortgage Services, Inc. (the Company) has complied in all material respects with the minimum servicing standards for master servicers set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP). With respect to minimum servicing standards I.4, II.1, II.2, II.3, II.4, III.2, III.3, III.4, III.6, V.1, V.2, V.3, V.4 and VI.1 of the USAP, the Company relies on the performance of its primary servicers. The Company had in effect a fidelity bond and errors and omissions policy in the amount of $120 million and $20 million, respectively.

With respect to minimum servicing standard III.5, for one of ten investor reports tested, the remittance on the Company's investor report did not agree to the remittance shown on the related custodial bank statement. The Company investigated the discrepancy and reconciled its servicing records with the investor's records and the related custodial bank account statement. In addition, in order to avoid the reoccurrence of this finding, the Company has implemented policies and procedures which will confirm, on a monthly basis, an investor's receipt of all required fund transfers.

With respect to the Schedule of Findings related to the primary servicers' USAP's, where the Company acts as master servicer, the Company responds in the following manner:

1. Custodial Bank Accounts: Of the ten primary servicers with bank account reconciliation findings, nine primary servicers have taken the necessary corrective action within the same fiscal year and therefore should avoid future findings. The remaining primary servicer was responsible for servicing one loan on behalf of the Company which has since paid off. Each of the primary servicers provided written verification that the bank accounts involved did not include accounts maintained for the Company.

2. Mortgage Payments: The one primary servicer with a mortgage payment finding is no longer servicing loans for the Company.

3. Disbursements: Of the three primary servicers with the miscellaneous disbursement findings, one primary servicer is no longer servicing loans for the Company, one primary servicer with check safeguard findings and the remaining primary servicer with tax and insurance disbursement verification findings have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers that continue to service loans for the Company provided written verification that these findings did not involve loans serviced for the Company.

4. Mortgage Loan Accounting: Of the three primary servicers with mortgage accounting related findings, one primary servicer is no longer servicing loans for the Company, one primary servicer with interest on escrow findings and the remaining primary servicer with escrow analysis findings have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers that continue to service loans for the Company provided written verification that these findings did not involve loans serviced for the Company.

5. Investor Accounting: The one primary servicer with an investor accounting finding is no longer servicing loans for the Company.

6. Delinquencies: Of the six primary servicers with delinquency related findings, all have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers provided written verification that the findings did not involve loans serviced for the Company.

7. Insurance Policy: The one primary servicer with the mortgage impairment policy finding has taken the necessary corrective action and therefore should avoid future findings. Such primary servicer has provided written verification that the finding did not involve loans serviced for the Company.


The Company follows the following procedures in connection with the primary servicers who had exceptions reported in their USAP's:

1. Investigate the USAP findings and obtain written verification that the loans serviced for the Company are not affected by the findings. In the event it is determined that such loans are so affected, the Company would pursue ways to put corrective action plans and procedures in place.

2. Perform annual due diligence reviews to validate such primary servicers continued compliance with the servicing requirements stated in the Company's Seller's/Servicer's Guide.

3. Perform monthly primary servicer reviews of compliance with reporting and remittance requirements.

4. In the event of continued non-compliance with corrective action plans and procedures, seek termination of servicing rights, with cause.




/s/ Glen Messina
----------------------------------
Glen Messina
Vice President, Treasurer and Chief Financial Officer
GE Capital Mortgage Services, Inc.